UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 9, 2006
Date of Report (Date of earliest event reported)

ARVANA INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-30695	87-0618509
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 2610, 1066 West Hastings Street
Vancouver, British Columbia, Canada	V6E 3X2
(Address of principal executive offices)	(Zip Code)

604-684-4691
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01           Entry Into a Material Definitive Agreement

On August 9, 2006, Arvana Inc. (formerly, Turinco, Inc.) (the “Company”), Brulex – Consultadoria Economica E Marketing Ltda. (the “Vendor”) and Hallotel Deutschland GmbH (“Hallotel”) entered into a share purchase agreement (the “Share Purchase Agreement”) pursuant to which the Company will acquire control over Hallotel through the acquisition (the “Acquisition”) of all of the outstanding shares of BCH Beheer B.V., a wholly-owned subsidiary of the Vendor that owns all of the outstanding shares of Hallotel. The purchase price for the Acquisition is €5,000,000 to be paid by way of:

(i)	the issue of 3,541,700 shares of common stock of the Company;

(ii)	the payment of €500,000 in cash, which the Company received from an advance on a private placement of its securities to be completed; and

(iii)

the issuance of a promissory note in the principal amount of €250,000, provided that the promissory note will not be payable and will be deemed cancelled if certain information as set out in the Share Purchase Agreement to be delivered by the Vendor to the Purchaser within 30 days of the closing of the Acquisition relating to certain assets is not delivered or, if delivered, does not materially conform with information provided to the Company as of the date of the Share Purchase Agreement.

Pursuant to the terms of the Share Purchase Agreement, the purchase price will be increased by an amount which represents:

(i)

the price paid by Hallotel for telephony technology hardware or software assets acquired after October 19, 2005 and before the closing of the Acquisition that are required for the provision of established Hallotel services to its customers; and

(ii)

commissions paid by Hallotel to its salespersons in respect of carrier pre-select sign-ups on net new customers after October 19, 2005 and before the closing of the Acquisition, as provided in the Share Purchase Agreement.

Pursuant to the terms of the Share Purchase Agreement, the Vendor has agreed that it will not sell or transfer any of the Company shares issued as part of the consideration for the Acquisition (or any interest therein) until one year after the closing date of the Acquisition. In addition, the Vendor will deposit such Company shares in escrow with the Company to be released from escrow twelve months after the closing date, except in the event of a claim made by the Company under the Share Purchase Agreement, in which case such Company shares will be released on a final resolution of the claim.

The Share Purchase Agreement contains customary representations and warranties, closing and termination provisions. The closing of the Acquisition is subject to the satisfaction of a number of conditions customary for transactions of this nature, including the completion of due diligence by the parties and the absence of any injunction or restraining order restricting or prohibiting the transactions contemplated by the Share Purchase Agreement.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Share Purchase Agreement and the transactions contemplated thereby and is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which is attached to this current report as Exhibit 10.1 and is incorporated herein by reference.

Business of Hallotel

Hallotel, a company based in Frankfurt, Germany, was organized under the laws of Germany in August, 2000 and is a telecommunications service provider focused on the provision of long distance telephone calls between Germany, Austria, Switzerland and Turkey. Hallotel has an established subscriber base with revenues approaching US$4 million in 2005. Hallotel’s switching facilities and agreements with incumbent carriers enables its customers to call between cities within Germany and to international destinations. Hallotel’s marketing efforts and rate structures are designed to be attractive to those customers that are likely to call frequently between countries and specifically between Germany, Russia and Turkey. As an example, Hallotel focuses on generating revenues by marketing to members of the Turkish community living in Germany who make frequent calls to their families and friends in Turkey.

The services provided by Hallotel are comprised primarily of the following:

Carrier Pre-Select: Carrier Pre-Select (CPS) is a service that allows the customer to route their outgoing calls using Hallotel’s carrier partners. There is no installation or programming of equipment required and the customer does not have to dial a code to activate the service. CPS gives the customer access to competitive call rates because Hallotel is free to negotiate wholesale deals with different network providers and to make use of cost effective VoIP technology and the Internet whenever appropriate.

Call By Call Pre-Select: Call by call pre-select service is provided in essentially the same manner as CPS described above, except that the customer does not need to authorize the change of long distance access to one of Hallotel’s carrier partners. Call by call pre-select allows the customer to choose Hallotel’s long distance service and benefit from competitive rates at any time and for any particular call and the customer can choose on a call by call basis. The customer initially establishes an account with Hallotel and may then make long distance calls at any time by using a pre-select code ahead of all routing and called-party numbers.

Wholesale Carrier Services. Hallotel has established agreements with certain other telecommunications service providers whereby Hallotel will accept long distance telephone traffic from these wholesale carriers and provide terminations in Germany and Turkey.

Calling Cards. Hallotel is in the process of producing calling cards to be distributed to a network of resellers in Austria and Germany. A calling card user can call a toll free number to make long distance calls to destinations throughout the world. Hallotel markets these cards with promotional offers and calling rates that are particularly attractive for those customers that call Turkey frequently and who are looking for reliability, quality and competitive pricing. All such calling cards are prepaid.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

	10.1	Share Purchase Agreement dated August 9, 2006 among Brulex–Consultadoria Economica E Marketing Ltda., Turinco Inc. and Hallotel Deutschland GmbH.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARVANA INC.

By:
DATE: August 15, 2006	/s/ Michael Jervis
Michael Jervis
President